Exhibit 10.4

SBT BANCORP, INC.

SBT Bancorp, Inc. 2011 Stock Award and Option Plan

No. ________

NON-QUALIFIED STOCK OPTION

This Agreement, is made as of the grant date indicated in Section 3 below, and between SBT Bancorp, Inc. (the “Company”), and the undersigned individual (the “Optionee”), pursuant to the SBT Bancorp, Inc. 2011 Stock Award and Option Plan (the “Plan”).  (Terms not defined herein shall have the same meaning as in the Plan.)

Whereas, the Optionee is a person eligible for grants of Options under the Plan, and the Company, through the Plan’s Committee, has approved the grant of Non-Qualified Stock Options (“Options”) under the Plan to the Optionee.

Now, Therefore, in consideration of the terms and conditions of this Agreement and pursuant to the Plan, the parties agree as follows:

1.
Grant of Options.  The Company hereby grants to the Optionee the right and option to purchase from the Company, at the exercise price set forth in Section 3 below, all or any part of the aggregate number of shares of Common Stock of the Company (the “Shares”) set forth in said Section 3.

2.
Terms and Conditions.  It is understood and agreed that the Option evidenced hereby is subject to the provisions of the Plan (which are incorporated herein by reference) and the following terms and conditions:

a.
Expiration Date:  The Option evidenced hereby shall expire on the date specified in Section 3 below, or at such earlier date as is provided in Section 8 of the Plan upon termination of Optionee’s services for the Company.

b.
Exercise of Option.  The Option evidenced hereby shall be exercisable from time to time by submitting an appropriate notice of exercise ten (10) days prior to the date of exercise specifying the number of Shares for which the Option is being exercised, addressed to the Company at its principal place of business and either:

(i)	Cash Only Exercise — submitting the full cash purchase price of the exercised Shares;

(ii)	Share Exercise — tendering Shares (which have been held at least six (6) months) in an amount sufficient to provide the full cash purchase price;

(iii)
Cashless Exercise — satisfying the exercise price for the Option by having Shares that would  otherwise have been delivered upon exercise of an Option withheld by the Company (only with specific permission of the Committee prior to exercise of the Option, and only to the minimum extent necessary to satisfy the full cash purchase price), or  through an arrangement with a broker approved by the Committee whereby payment of the full cash purchase price is accomplished with the proceeds of Shares (also only with specific permission of the Committee prior to exercise of the Option, and only to the minimum extent necessary to satisfy the full cash purchase price); or

(iv)	Combination — tendering the full purchase price through a combination of (i), (ii) and/or (iii) above.

c.
Withholding Taxes.  Without regard to the method of exercise and payment, the Optionee shall pay to the Company, upon notice of the amount due, any withholding taxes payable with respect to such exercise, which payment may be made with Shares which would otherwise be issued pursuant to the Option.

d.	Exercise Schedule. Pursuant to Section 7(b) of the Plan and Section 18 of the Plan with respect to changes in capital structure, the Option will become exercisable as set forth below:

For the period ending:	Percent of grant exercisable:

e.
Compliance with Laws and Regulations.  The Option evidenced hereby is subject to restrictions imposed at any time on the exercise or delivery of Shares in violation of the Bylaws of the Company or of any law or governmental regulation that the Company may find to be valid and applicable.

f.
Interpretation.  Optionee hereby acknowledges that this Agreement is governed by the Plan, a copy of which Optionee hereby acknowledges having received, and by such administrative rules and regulations relative to the Plan and not inconsistent therewith as may be adopted and amended from time by the Committee (the “Rules”).  Optionee agrees to be bound by the terms and provisions of the Plan and the Rules.

g.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

3.           Option Data

Optionee's Name:

Number of Shares
Subject to this Option:

Grant Date:

Exercise Price Per Share:

Expiration Date:

In Witness Whereof, the Company has caused this instrument to be executed by its authorized officer, as of the Grant Date identified in Section 3 above.

SBT BANCORP, INC.

By:
Name:
Title:

AGREED TO:

Signature of Optionee

Date: